Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

October 8, 2008

The Board of Directors

Medical Solutions Management Inc.

We consent to the inclusion in the Joint Information Statement/Prospectus of Medical Solutions Management Inc. on Form S-4, Amendment No. 1, of our report dated April 12, 2007 relating to the consolidated balance sheet of Medical Solutions Management Inc. and its subsidiaries as of December 31, 2006 and the related consolidated statements of operations, stockholder’s equity and cash flows for the year ended December 31, 2006. We also consent to the related reference to our Firm under the caption “Experts” in the Joint Information Statement/Prospectus of Medical Solutions Management Inc. Form S-4, Amendment No. 1.

Very truly yours,

/s/ Michael F. Cronin
Michael F. Cronin Certified Public Accountant